Exhibit 10.26

FORM OF FOUR SPRINGS CAPITAL TRUST

LTIP UNIT AWARD AGREEMENT

(PERFORMANCE-BASED VESTING)

This LTIP Unit Award Agreement (“Agreement”) made as of January ___, 2022 (the “Award Date”) between Four Springs Capital Trust, a Maryland real estate investment trust (the “Company”), its subsidiary, Four Springs Capital Trust Operating Partnership, L.P., a Delaware limited partnership and the entity through which the Company conducts substantially all of its operations (the “Partnership”), and [            ] (the “Grantee”).

RECITALS

WHEREAS, the Grantee is an employee, officer, trustee or consultant of the Company or one of its Subsidiaries or affiliates who provides services to the Partnership.

WHEREAS, the Board of Trustees of the Company (the “Board”) approved this award of [                   ] (             ) units of limited partnership interest of the Partnership (this “Award”) pursuant to the Company’s 2021 Equity Incentive Plan (as amended, restated or supplemented from time to time hereafter, the “Plan”), the Third Amended and Restated Agreement of Limited Partnership of the Partnership (as further amended, restated or supplemented from time to time hereafter, the “Partnership Agreement”), and the terms and conditions set forth herein, to provide select leaders and trustees of the Company and its subsidiaries equity stakes in the Company in order to (i) foster an “ownership mentality” and re-align interests with the Company’s shareholders, (ii) promote retention of key members of the management team, and (iii) motivate leaders to effectively manage the Company and continue to deliver strong results. This Award was approved by the Board pursuant to authority delegated to it by the Board as set forth in the Plan and the Partnership Agreement to make grants of interests in the Partnership intended to qualify as “profits interests” under IRS Revenue Procedures 93-27 and 2001-43 (“LTIP Units”), which may, when vested, become exchangeable for shares of Common Units of the Company in accordance with the Partnership Agreement.

NOW, THEREFORE, the Company, the Partnership and the Grantee agree as follows:

1.            Administration. This Award shall be administered by the Board, which has the powers and authority as set forth in the Plan. The Board may from time to time adopt any rules or procedures it deems necessary or desirable for the proper and efficient administration of the Award, consistent with the terms hereof and of the Plan, including delegating any and all functions to a committee appointed by the Board. The Board's determinations and interpretations with respect to the Plan and this Agreement shall be final and binding on all parties. Should there be any conflict between the terms of this Agreement and the Company’s Amended and Restated Declaration of Trust (as further amended, restated or supplemented from time to time hereafter) (“Declaration of Trust”), on the one hand, and the Plan and the Partnership Agreement, on the other hand, the terms of this Agreement and the Declaration of Trust shall prevail. The Grantee shall have no rights with respect to this Agreement (and the Award evidenced hereby) unless he or she shall have accepted this Agreement by (a) signing and delivering to the Partnership a copy of this Agreement and (b) unless the Grantee is already a Limited Partner (as defined in the Partnership Agreement), signing, as a Limited Partner, and delivering to the Partnership a counterpart signature page to the Partnership Agreement (attached as Exhibit A).

2.            Definitions. Capitalized terms used herein without definitions shall have the meanings given to those terms in the Plan. In addition, as used herein:

“Absolute TSR Component” means 50% of the Award LTIP Units, which shall be eligible to convert into Vested LTIP Units based on the Company’s Total Shareholder Return during the Performance Period, as set forth in Sections 3(b), 3(d) and 3(e) below. If the 50% of the Award LTIP Units is determined to be a fractional LTIP Unit, the number of LTIP Units calculated under the Absolute TSR Component shall be rounded up to the nearest whole integer.

“Baseline Value” means, the Initial Public Offering stock price.

“Cause” shall mean: (A) the Grantee’s conviction of, plea of nolo contendere to, or written admission of the commission of, a felony (B) any material breach by the Grantee of this Agreement or his or her Employment and Services Agreement; (C) any act by the Grantee involving moral turpitude, fraud or misrepresentation with respect to his or her duties for the Company or its affiliates, which materially and adversely affects the Company; or (D) gross negligence or willful misconduct on the part of the Grantee in the performance of his or her duties as an employee, officer or member of the Company or its affiliates (that in only the case of gross negligence results in a material economic harm to the Company); provided, however, that the Company may not terminate the Grantee's award under clauses (B), (C) or (D) unless the Company first gives the Grantee notice of its intention to terminate and of the grounds for such termination within 90 days of such event, and in the case of a breach set forth in clause (B) above, the Grantee either (X) has not, within 30 days following receipt of such notice, cured such Cause, or (Y) in the event such Cause cannot be cured within such 30-day period, has not taken all reasonable steps to cure such Cause. No termination for Cause shall be effective unless the Board makes a Cause determination after notice to the Grantee and the Grantee has been provided with the opportunity (with counsel of his or her choice) to contest the determination at a meeting of the Board.

“Change in Control” shall have the meaning set forth in the Plan, provided that a Change in Control shall not occur in the case of an Initial Public Offering.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Shares” means the Company’s common shares, par value $0.001 per share, either currently existing or authorized hereafter.

“Comparator Group” means each of the REITs identified in Exhibit B; provided that such company must be publicly traded for the entire Performance Period to constitute a member of the Comparator Group; provided further that if any company is delisted due to bankruptcy during the Performance Period it will remain in the Comparator Group and TSR will equal -100%.

“Continuous Service” means the continuous service to the Company or any Subsidiary or affiliate, without interruption or termination, in any capacity of employment. Continuous Service shall not be considered interrupted in the case of: (i) any approved leave of absence; (ii) transfers among the Company and any Subsidiary or affiliate, or any successor, in any capacity of employment; or (iii) any change in status as long as the individual remains in the service of the Company and any Subsidiary or affiliate in any capacity of employment. An approved leave of absence shall include sick leave (including, due to any mental or physical disability whether or not such condition rises to the level of a Disability), military leave, or any other authorized personal leave. For purposes of determining Continuous Service, service with the Company includes service, following a Change in Control, with a surviving or successor entity (or its parent entity) that agrees to continue, assume or replace this Award, as contemplated by Section 4(d)(i).

“Disability” shall mean the mental or physical incapacity of the Grantee such that (A) he or she qualifies for long-term disability benefits under a Company-sponsored long-term disability policy or (B) the Grantee has been incapable as a result of illness, disease, mental or physical disability, disorder, infirmity, or impairment or similar cause of performing his or her essential duties and responsibilities for any period of one hundred eighty (180) days (whether or not consecutive) in any consecutive three hundred sixty-five (365) day period. Disability shall be determined by an approved medical doctor selected by the Company and the Grantee. If the Company and the Grantee cannot agree on a medical doctor, each party shall select a medical doctor and the two doctors shall select a third who shall be the approved medical doctor for this purpose.

“Effective Date” means the close of business on January [ ], 2022.

“Employment or Services Agreement” means, as of a particular date, any employment, consulting or similar service agreement, including, without limitation, management continuity agreement, then in effect between the Grantee, on the one hand, and the Company or one of its affiliates, on the other hand, as amended or supplemented through such date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means with respect to the Company and the Comparator Group, the average closing price of one share of common stock over the 20 consecutive trading days ending on and including the Valuation Date (or, if such date is not a trading day, the most recent trading day immediately preceding such date). Provided, however, that if such date is the date upon which a Change in Control occurs for the Company, Fair Market Value shall be equal to the fair value, as determined by the Committee, of the total consideration paid or payable in the transaction for one share of Common Stock.

“Good Reason” means the occurrence of any of the following conditions without the Grantee’s written consent, provided that Grantee shall provide notice to the Company of the existence of the condition within ninety (90) days of the initial existence of such condition, upon the notice of which the Company shall have at least thirty (30) days within which to cure such condition, and if the Company fails to cure the condition within such cure period, the Grantee must terminate Continuous Service by sending written notice to the Company within thirty (30) days following the Company's failure to cure: (A) a material reduction of the Grantee’s authority, duties and responsibilities, or the assignment to the Grantee of duties materially inconsistent with the Grantee’s position or positions with the Company; (B) a reduction in the Grantee’s rate of Base Salary; (C) a breach by the Company of any material provision of this Agreement; or (D) a transfer of the place of Continuous Service of more than thirty (30) miles from the Company’s principal executive offices. Notwithstanding anything herein to the contrary, (x) any change of the Grantee’s position with the Company to which the Grantee consents in writing shall not constitute Good Reason and (y) retirement by the Grantee shall not constitute Good Reason.

“Initial Public Offering” means (A) a public offering of primary Common Shares in a firm commitment underwritten offering (other than a public offering pursuant to a registration statement on Form S-8) under the Securities Act in which the Trust receives gross proceeds of not less than $200,000,000, (B) or the listing of the Trust’s Common Shares on a national securities exchange which public float of the Common Shares constitutes at least fifteen percent (15%) of the issued and outstanding beneficial interests and other equity interests of the Trust on a fully diluted basis as of such listing date or (C) the merger of the Trust with, or the acquisition of all or substantially all of equity interests of the Trust by, any special purpose acquisition company, in which the Trust receives gross proceeds of not less than $200,000,000, and following which the common stock of the surviving company or acquirer (or any parent thereof) is listed on a national securities exchange.

“LTIP Units” means units of limited partnership interest of the Partnership designated as “LTIP Units” in the Partnership Agreement awarded pursuant to this Agreement and under the Plan, having the rights, voting powers, restrictions, and limitations as to distributions, qualifications and terms and conditions of redemption set forth in the Partnership Agreement.

“Performance Period” means the period beginning on the Effective Date and ending on the Valuation Date.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, other entity or “group” (as defined in the Exchange Act).

“Qualified Termination” means a termination of the Grantee's employment due to death or Disability.

“Relative Performance” means the Company’s Total Shareholder Return at the end of the Performance Period relative to the Total Shareholder Return of the Comparator Group. Relative Performance will be determined by ranking the Comparator Group from highest to lowest according to their respective Total Shareholder Return. The Company’s percentile rank will be determined by dividing (A) the number of entities with a Total Shareholder Return lower than the Company, by (B) the total number of entities in the Comparator Group (excluding the Company).

“Relative TSR Component” means 50% of the Award LTIP Units, which shall be eligible to convert into Vested LTIP Units based on the Company’s Relative Performance during the Performance Period, as set forth in Sections 3(b), 3(d) and 3(e) below. If the 50% of the Award LTIP Units is determined to be a fractional LTIP Unit, the number of LTIP Units calculated under the Relative TSR Component shall be rounded down to the nearest whole integer.

“Securities Act” means the Securities Act of 1933, as amended.

“Total Shareholder Return” or “TSR” means, for each of the Company and the Comparator Group, with respect to the Performance Period, the total compounded annual percentage return per Common Share (assuming contemporaneous reinvestment of all dividends and other distributions declared during the Performance Period using the ex-dividend date) expressed as a percentage, based on the Baseline Value on the Effective Date and the Fair Market Value of one Common Shares on the Valuation Date. Appropriate adjustments to the Total Shareholder Return shall be made to take into account all stock dividends, stock splits, reverse stock splits and the other events that occur during the Performance Period.

“Unvested LTIP Units” means LTIP Units that have been granted under this Agreement that have not yet vested in accordance with Section 3 or 4.

“Valuation Date” means the earlier of (A) the calendar day immediately preceding the third anniversary of the Effective Date, or (B) the date upon which a Change in Control shall occur.

“Vested LTIP Units” means those LTIP Units that have fully vested in accordance with the performance-based vesting conditions of Sections 3(b), (c), (d), and (e) or have vested on an accelerated basis under Section 4.

3.             Award and Vesting of LTIP Units.

(a)            On the terms and conditions set forth in this Agreement as well as the terms and conditions of the Plan, the Grantee is granted as of the Award Date, the number of LTIP Units as set forth above. It is a condition to the effectiveness of this Award that the Grantee execute and deliver a fully executed copy of this Agreement and such other documents that the Company and/or the Partnership reasonably request in order to comply with all applicable legal requirements, including, without limitation, federal and state securities laws.

(b)            Absolute TSR Component.

(i)            The number of LTIP Units earned under the Absolute TSR Component of the Award will be determined as soon as reasonably practicable following the end of the Performance Period by multiplying the Absolute TSR Component by the applicable “Percentage of Absolute TSR Component Earned,” as shown in the chart below.

Performance Level	Compounded Annual Growth Rate (CAGR)	Percentage of Absolute TSR Component Earned
Outperform	14%	100%
High	12%	66.67%
Target	10%	33.33%
Threshold	8%	16.67%
Below Threshold	Less than 8.0%	0%

(ii)            The Absolute TSR Component of the Award will be forfeited in its entirety if the Total Shareholder Return is less than 8%. If the Total Shareholder Return is between 8% and 10%, or between 10% and 12%, or between 12% and 14%, the “Percentage of Absolute TSR Component Earned” will be determined using straight-line interpolation as between those tiers, respectively.

(iii)            If the number of LTIP Units earned under the Absolute TSR Component of the Award is determined to be a fractional LTIP Unit, the number of LTIP Units that vest shall be rounded down to the next whole integer.

(c)            Relative TSR Component.

(i)            The number of LTIP Units earned under the Relative TSR Component of the Award will be determined as soon as reasonably practicable following the end of the Performance Period by multiplying the Relative TSR Component by the applicable “Percentage of Relative TSR Component Earned,” as shown in the chart below.

Performance Level	TSR Ranking	Percentage of Relative TSR Component Earned
Outperform	90th Percentile	100%
High	75th Percentile	66.67%
Target	50th Percentile	33.33%
Threshold	30th Percentile	16.67%
Below Threshold	Less than 30th Percentile	0%

(ii)            The Relative TSR Component of the Award will be forfeited in its entirety if the Relative Performance is below the 30th percentile of Comparator Group. If the Relative Performance is between the 30th percentile and 50th percentile of Comparator Group, or between the 50th percentile and 75th percentile, or between the 75th percentile and 90th percentiles of the Comparator Group, the “Percentage of Relative TSR Component Earned” will be determined using straight-line interpolation as between those tiers, respectively.

(iii)           If the number of LTIP Units earned under the Relative TSR Component of the Award is determined to be a fractional LTIP Unit, the number of LTIP Units that vest shall be rounded down to the next whole integer.

(d)           Subject to Section 4, the exact number of Vested LTIP Units that Grantee shall be entitled to receive under this Agreement with respect to the Absolute TSR Component and the Relative TSR Component shall be determined following the conclusion of the Performance Period based on the Company’s Total Shareholder Return and Relative Performance during the Performance Period as provided herein. The Grantee shall not be entitled to receive any LTIP Units hereunder except to the extent they are vested upon the end of the Performance Period in accordance with the terms and conditions hereof. Vested LTIP Units shall be issued as soon as reasonably practical following the end of the Performance Period. Award LTIP Units that are not vested in accordance with this Agreement shall be forfeited and cancelled and Unvested LTIP Units will be subject to forfeiture.

(e)            As soon as practicable following the Valuation Date, the Compensation Committee of the Board (or such other Committee(s) as may be appointed or designated by the Board to administer the Plan) (the “Committee”) shall determine the number of LTIP Units earned by the Grantee under both the Absolute TSR Component and the Relative TSR Component. Upon the performance of the calculations set forth in this Section 3: (i) the Company shall cause the Partnership to issue to the Grantee, as of the Valuation Date, a number of LTIP Units equal to the number of Vested LTIP Units. Any Award LTIP Units that are not vested in accordance with this Section 3 hereto shall not be deemed granted and shall not be issued, and the Grantee shall have no right in or to any such Unvested LTIP Units after it is determined that they were not earned.

(f)            Any Award LTIP Units that do not become vested pursuant to Section 3 shall, without payment of any consideration by the Company or its Affiliates, automatically and without notice be forfeited and be and become null and void, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such Unvested LTIP Units.

(g)            The Vested LTIP Units may not be sold, transferred, or redeemed for a period of one (1) year after the date upon which such Vested LTIP Units vest; provided, however, that upon the written consent of the Board, the Grantee may transfer all or any portion of the Grantee's Vested LTIP Units for bona fide estate planning purposes to an immediate family member or the legal representative, estate, trustee or other successor in interest, as applicable, of the Grantee who agrees to the restrictions set forth herein. The Vested LTIP Units may be converted to Common Units of the Partnership upon satisfaction of the requirements set forth in Section 2(C) of Exhibit E of the Partnership Agreement.

(h)            Except as otherwise provided under Section 4, upon termination of Continuous Service before the applicable vesting date, any Unvested LTIP Units shall, without payment of any consideration to the Grantee, automatically and without notice be forfeited and be and become null and void, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such Unvested LTIP Units.

4.            Change in Control or Termination of Grantee's Service Relationship.

(a)            If the Grantee’s Continuous Service terminates prior to the final scheduled vesting date in Section 3, the provisions of Sections 4(b) through Section 4(f) shall govern the treatment of the Grantee’s LTIP Units exclusively, unless the Grantee’s Employment or Services Agreement contains provisions that expressly refer to this Section 4(a) and provides that those provisions of the Employment or Services Agreement shall instead govern the treatment of the Grantee’s LTIP Units. In the event an entity of which the Grantee is an employee ceases to be a Subsidiary or affiliate of the Company, such action shall be deemed to be a termination of employment of the Grantee for purposes of this Agreement, unless the Grantee promptly thereafter becomes an employee of the Company, a Subsidiary or any of its affiliates, provided that, the Board, in its sole and absolute discretion, may make provision in such circumstances for lapse of forfeiture restrictions and/or accelerated vesting of some or all of the Grantee’s LTIP Units that have not previously been forfeited, effective immediately prior to such event. If a Change in Control occurs, Section 4(d) shall govern the treatment of the Grantee’s LTIP Units exclusively.

(b)            Qualified Termination. In the event of Grantee’s Qualified Termination, conditioned, except in the event of death, upon the execution and delivery by the Grantee of a customary release of claims and covenant not to engage in competitive activities or solicit employees of the Company or its Subsidiaries or affiliates following termination in form and substance satisfactory to the Company, the Grantee’s Unvested LTIP Units in the Absolute TSR Component and the Relative TSR Component shall become Vested LTIP Units upon the attainment of the applicable performance hurdles at the end of the Performance Period, reduced pro-rata for the time employed.

(c)            [Insert for Award Agreements to Messrs. Dioguardi, Johnson, Warch & Morgan only (with internal cross-references to be adjusted accordingly): Notwithstanding the foregoing or any provision of this Agreement to the contrary, in the event of a termination without Cause or for Good Reason, Unvested LTIP Units in the Performance-Based Component will vest contingent upon the attainment of the performance hurdles at the end of the Performance Period (i.e. continued vesting), reduced pro rata for the time employed, and the Grantee is entitled to pro rata accrued dividends payable upon the applicable vesting date.]

(d)            Change in Control.

(i)            If, in connection with the Change in Control, no Equivalent Replacement Award (as defined below) is issued then Grantee’s Unvested LTIP Units in the Absolute TSR Component and the Relative TSR Component, shall be settled based on actual Company performance through the date of the Change in Control; provided, however, that the settlement of such LTIP Units under the Absolute TSR Component and the Relative TSR Component shall be subject to the time-based vesting schedule set forth in Section 4(d)(ii) below and shall not be treated as vested until the end of the Performance Period. For purposes of this Section 4(d)(i), an Award shall qualify as an “Equivalent Replacement Award” if, the following conditions are met in the good faith discretion of the Board:

(A)            the replacement award is of the same type as the LTIP Units being replaced, including, without limitation, income tax attributes relating to the extent and timing of recognition of taxable income, gain or loss by the Grantee;

(B)            the replacement award has a value equal to the Fair Market Value of the LTIP Units being replaced as of the effective date of the Change in Control;

(C)            the equity securities issuable upon the conversion, exercise, exchange or redemption of the replacement award, or securities underlying the replacement award, as applicable, are listed on a national stock exchange;

(D)            the replacement award contains terms relating to vesting (including with respect to the Grantee's Qualified Termination, that are substantially identical to those of the LTIP Units; and

(E)            the other terms and conditions of the replacement award are not less favorable to the Grantee than the terms and conditions of the LTIP Units.

(ii)            The applicable vesting schedule for purposes of Section 4(d)(i) shall be:

(A)          Thirty-three and 33/100 percent (33.33%) of the LTIP Units shall become Vested LTIP Units on the first anniversary of the Award Date; and

(B)           Thirty-three and 33/100 percent (33.33%) of the LTIP Units shall become Vested LTIP Units on the second anniversary of the Award Date; and

(C)           Thirty-three and 33/100 percent (33.34%) of the LTIP Units shall become Vested LTIP Units on the third anniversary of the Award Date.

(e)            Notwithstanding the foregoing, in the event any payment to be made hereunder after giving effect to this Section 4 is determined to constitute nonqualified deferred compensation subject to Section 409A of the Code, then, to the extent the Grantee is a specified employee under Section 409A of the Code subject to the six-month delay thereunder, any such payments to be made during the six-month period commencing on the Grantee’s separation from service (as defined in Section 409A of the Code) shall be delayed until the expiration of such six-month period.

(f)            Unless the Grantee’s Employment or Services Agreement provides otherwise, in the event of a termination of the Grantee’s Continuous Service other than a Qualified Termination or a termination simultaneously with, or subsequent to a Change in Control, all Unvested LTIP Units shall, without payment of any consideration by the Partnership, automatically and without notice terminate, be forfeited and become null and void, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such Unvested LTIP Units.

5.            Conversions and Distributions. Vested LTIP Units shall be converted to Common Units, as defined in the Partnership Agreement, and subsequently distributed in accordance with Section 2(C) of Exhibit E of the Partnership Agreement.

6.            Distributions. To the extent provided for in the Partnership Agreement and as further determined by this Section 6, the Grantee shall be entitled to receive distributions with respect to the Award LTIP Units as set forth in this Section 6. For purposes of this Section 6, all capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Partnership Agreement. With respect to the LTIP Units, and to the extent provided for in the Partnership Agreement, the distribution date shall be the applicable vesting date as set forth under this Agreement; provided that prior to such vesting date, LTIP Units shall be entitled to accrue the distributions payable on Units outstanding, with such ultimate amount payable to the Grantee adjusted based upon the actual Percentage of Absolute TSR Component Earned (under Section 3(b)(i) and the actual Percentage of Relative TSR Component Earned (under Section 3(c)(i)) attained during the Performance Period. After the applicable vesting date, all accrued distributions shall be paid based on the level of performance achieved with respect to the Absolute TSR Component and the Relative TSR Component. All distributions paid with respect to LTIP Units shall be fully vested and non-forfeitable when paid.

7.            Miscellaneous.

(a)            Amendments; Modifications. This Agreement may be amended or modified only with the consent of the Company and the Partnership acting through the Board; provided that any such amendment or modification materially and adversely affecting the rights of the Grantee hereunder must be consented to by the Grantee to be effective as against him or her; and provided, further, that the Grantee acknowledges that the Plan may be amended or discontinued in accordance with Section 15.1 thereof and that this Agreement may be amended or canceled by the Board, on behalf of the Company and the Partnership, for the purpose of satisfying changes in law or for any other lawful purpose, so long as no such action shall impair the Grantee's rights under this Agreement without the Grantee's written consent. Notwithstanding the foregoing, this Agreement may be amended in writing signed only by the Company and the Partnership to correct any errors or ambiguities in this Agreement and/or to make such changes that do not materially adversely affect the Grantee’s rights hereunder. No promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, with respect to the subject matter hereof, have been made by the parties which are not set forth expressly in this Agreement. This grant shall in no way affect the Grantee’s participation or benefits under any other plan or benefit program maintained or provided by the Company or the Partnership or any of their subsidiaries or affiliates.

(b)            Incorporation of Plan and Board Determinations. The provisions of the Plan and are hereby incorporated by reference as if set forth herein. The Board will make the determinations and certifications required by this Award as promptly as reasonably practicable following the occurrence of the event or events necessitating such determinations or certifications. In the event of a Change in Control, the Board will make such determinations within a period of time that enables the Company to conclude whether LTIP Units become vested or are forfeited prior to the effective date of the Change in Control, which determinations could, for the avoidance of doubt, include good faith assumptions.

(c)            Status of LTIP Units; Plan Matters. This Award constitutes an incentive compensation award under the Plan. Insofar as the Plan has been established as an incentive program of the Company and the Partnership, the LTIP Units are both issued as equity securities of the Partnership and granted as awards under the Plan. The number of Common Shares reserved for issuance under the Plan underlying outstanding awards of LTIP Units will be determined by the Board in light of all applicable circumstances, including calculations made or to be made under Section 3, vesting, capital account allocations and/or balances under the Partnership Agreement, and the exchange ratio in effect between Partnership Units and Common Shares. The Company will have the right, at its option, as set forth in the Partnership Agreement, to issue Common Shares in exchange for units into which the LTIP Units may have been converted pursuant to the Partnership Agreement, subject to certain limitations set forth in the Partnership Agreement, and such Common Shares, if issued, will be issued under the Plan. The Grantee must be eligible to receive the LTIP Units in compliance with applicable federal and state securities laws. The Grantee acknowledges that the Grantee will have no right to approve or disapprove such determination by the Board.

(d)            Legend. The records of the Partnership evidencing the LTIP Units shall bear an appropriate legend, as determined by the Partnership in its sole discretion, to the effect that such LTIP Units are subject to restrictions as set forth herein, in the Plan and in the Partnership Agreement.

(e)            Compliance With Securities Laws. The Company, the Partnership and the Grantee will make reasonable efforts to comply with all applicable securities laws. In addition, notwithstanding any provision of this Agreement to the contrary, no LTIP Units will become Vested LTIP Units at a time that such vesting or issuance would result in a violation of any such laws.

(f)	Grantee Representations; Registration.

(i)            The Grantee hereby represents and warrants that (A) he or she understands that he or she is responsible for consulting his or her own tax advisor with respect to the application of the U.S. federal income tax laws, and the tax laws of any state, local or other taxing jurisdiction to which the Grantee is or by reason of this Award may become subject, to his or her particular situation; (B) the Grantee has not received or relied upon business or tax advice from the Company, the Partnership or any of their respective employees, agents, consultants or advisors, in their capacity as such; (C) the Grantee provides services to the Company, the Partnership or their subsidiaries or affiliates on a regular basis and in such capacity has access to such information, and has such experience of and involvement in the business and operations of the Company, the Partnership and their subsidiaries and affiliates, as the Grantee believes to be necessary and appropriate to make an informed decision to accept this Award; (D) LTIP Units are subject to substantial risks; (E) the Grantee has been furnished with, and has reviewed and understands, information relating to this Award; (F) the Grantee has been afforded the opportunity to obtain such additional information as he or she deemed necessary before accepting this Award; and (G) the Grantee has had an opportunity to ask questions of representatives of the Company, the Partnership, their subsidiaries and affiliates, or persons acting on their behalf, concerning this Award.

(ii)            The Grantee hereby acknowledges that: (A) there is no public market for the LTIP Units or units of limited partnership interest of the Partnership into which Vested LTIP Units may be converted (solely for purposes of this subsection 7(f)(ii), “Conversion Units”) and neither the Partnership nor the Company has any obligation or intention to create such a market; (B) sales of LTIP Units and Conversion Units are subject to restrictions under the Securities Act and applicable state securities laws; (C) because of the restrictions on transfer or assignment of LTIP Units and Conversion Units set forth in the Partnership Agreement and in this Agreement, the Grantee may have to bear the economic risk of his or her ownership of the LTIP Units covered by this Award for an indefinite period of time; (D) Common Shares issued under the Plan in exchange for LTIP Units or Conversion Units, if any, will be covered by a Registration Statement on Form S-8 (or a successor form under applicable rules and regulations of the Securities and Exchange Commission) under the Securities Act, to the extent that the Grantee is eligible to receive such shares under the Plan at the time of such issuance and such Registration Statement is then effective under the Securities Act; and (E) resales of Common Shares issued under the Plan in exchange for LTIP Units or Conversion Units, if any, shall only be made in compliance with all applicable restrictions (including in certain cases “blackout periods” forbidding sales of Company securities) set forth in the then applicable Company employee manual or insider trading policy and in compliance with the registration requirements of the Securities Act or pursuant to an applicable exemption therefrom.

(g)            Section 83(b) Election. In connection with the issuance of LTIP Units under this Award pursuant to Section 3 hereof the Grantee shall make an election to include the LTIP Units in gross income in the year in which the LTIP Units are issued pursuant to Section 83(b) of the Code substantially in the form attached hereto as Exhibit C, and supply to the Company such other information as the Company is required to maintain or file in accordance with the regulations promulgated thereunder. The Grantee agrees to file such election (or to permit the Partnership to file such election on the Grantee’s behalf) within thirty (30) days after the Award Date with the IRS Service Center where the Grantee files his or her personal income tax returns, to provide a copy of such election to the Partnership and the Company, and to file a copy of such election with the Grantee’s U.S. federal income tax return for the taxable year in which the LTIP Units are issued to the Grantee. So long as the Grantee holds any LTIP Units, the Grantee shall disclose to the Partnership in writing such information as may be reasonably requested with respect to ownership of LTIP Units as the Partnership may deem reasonably necessary to ascertain and to establish compliance with provisions of the Code applicable to the Partnership or to comply with requirements of any other appropriate taxing authority.

(i)            Tax Consequences. The Grantee acknowledges that (i) neither the Company nor the Partnership has made any representations or given any advice with respect to the tax consequences of acquiring, holding, selling or converting LTIP Units or making any tax election (including the election pursuant to Section 83(b) of the Code) with respect to the LTIP Units and (ii) the Grantee is relying upon the advice of his or her own tax advisor in determining such tax consequences.

(j)            Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not so held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

(k)            Governing Law. This Agreement is made under, and will be construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflict of laws of such state.

(l)            No Obligation to Continue Position as an Employee, Consultant or Advisor. Neither the Company, the Partnership nor any subsidiary or affiliate is obligated by or as a result of this Agreement to continue to have the Grantee as an employee, consultant or advisor and this Agreement shall not interfere in any way with the right of the Company, the Partnership or any subsidiary or affiliate to terminate the Grantee’s employment at any time.

(m)           Notices. Any notice to be given to the Company or the Partnership shall be addressed to the Secretary of the Company at its principal place of business and any notice to be given to the Grantee shall be addressed to the Grantee at the Grantee’s address as it appears on the employment records of the Company, or at such other address as the Company or the Grantee may hereafter designate in writing to the other.

(n)           Withholding and Taxes. No later than the date as of which an amount first becomes includible in the gross income of the Grantee for income tax purposes or subject to the Federal Insurance Contributions Act withholding with respect to this Award, the Grantee will pay to the Company, the Partnership or, if appropriate, any of its subsidiaries or affiliates, or make arrangements satisfactory to the Board regarding the payment of, any United States federal, state or local or foreign taxes of any kind required by law to be withheld with respect to such amount; provided, however, that if any LTIP Units or Conversion Units are withheld (or returned), the number of LTIP Units or Conversion Units so withheld (or returned) shall be limited to the number which have a Fair Market Value on the date of withholding equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. The obligations of the Company and the Partnership under this Agreement will be conditional on such payment or arrangements, and the Company, the Partnership and their subsidiaries and affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Grantee.

(o)           Headings. The headings of paragraphs of this Agreement are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

(p)           Counterparts. This Agreement may be executed in multiple counterparts with the same effect as if each of the signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

(q)           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and any successors to the Company and the Partnership, on the one hand, and any successors to the Grantee, on the other hand, by will or the laws of descent and distribution, but this Agreement shall not otherwise be assignable or otherwise subject to hypothecation by the Grantee.

(r)            Section 409A. This Agreement shall be construed, administered and interpreted in accordance with a good faith interpretation of Section 409A of the Code, to the extent applicable. Any provision of this Agreement that is inconsistent with applicable provisions of Section 409A of the Code, or that may result in penalties under Section 409A of the Code, shall be amended, with the reasonable cooperation of the Grantee and the Company, in the least restrictive manner necessary to (i) exclude the applicable payment or benefit under this Agreement from the definition of deferred compensation within the meaning of such Section 409A or (ii) comply with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions, in each case without diminution in the value of the benefits granted hereby to the Grantee. Notwithstanding anything herein to the contrary, in the event the amounts payable under this Agreement are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code, then, to the extent the Grantee is a specified employee under Section 409A of the Code subject to the six-month delay thereunder, any such vesting or related payments to be made during the six-month period commencing on the Grantee's separation from service (as defined in Section 409A of the Code) shall be delayed until the expiration of such six-month period.

(s)            Complete Agreement. This Agreement (together with those agreements and documents expressly referred to herein, for the purposes referred to herein) embody the complete and entire agreement and understanding between the parties with respect to the subject matter hereof, and supersede any and all prior promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, which may relate to the subject matter hereof in any way.

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IN WITNESS WHEREOF, the undersigned have caused this Award Agreement to be executed as of this ___ day of _____________, 2022.

FOUR SPRINGS CAPITAL TRUST, INC., a Maryland Real Estate Investment Trust

By:
Name:
Title:

FOUR SPRINGS CAPITAL TRUST OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:
Name:
Title:

GRANTEE

EXHIBIT A

FORM OF LIMITED PARTNER SIGNATURE PAGE

The Grantee, desiring to become one of the within named Limited Partners of Four Springs Capital Trust Operating Partnership, L.P., hereby accepts all of the terms and conditions of and becomes a party to, the Third Amended and Restated Agreement of Limited Partnership, dated as of [__], of Four Springs Capital Trust Operating Partnership, L.P., as further amended, restated or supplemented from time to time (the “Partnership Agreement”). The Grantee agrees that this signature page may be attached to any counterpart of the Partnership Agreement.

Signature Line for Limited Partner:

Name:
Date:

Address of Limited Partner:

EXHIBIT B

COMPARATOR GROUP

ADC	Agree Realty Corporation
BNL	Broadstone Net Lease, Inc.
CTRE	CareTrust REIT, Inc.
CHCT	Community Healthcare Trust Incorporated
DEA	Easterly Government Properties, Inc.
EPR	EPR Properties
EPRT	Essential Properties Realty Trust, Inc.
FCPT	Four Corners Property Trust, Inc.
GTY	Getty Realty Corp.
GMRE	Global Medical REIT Inc.
PEAK	Healthpeak Properties, Inc.
IIPR	Innovative Industrial Properties, Inc.
LXP	Lexington Realty Trust
LTC	LTC Properties, Inc.
MPW	Medical Properties Trust, Inc.
NHI	National Health Investors, Inc.
NNN	National Retail Properties, Inc.
NTST	NETSTREIT Corp.
OHI	Omega Healthcare Investors, Inc.
OLP	One Liberty Properties, Inc.
O	Realty Income Corporation
REXR	Rexford Industrial Realty, Inc.
DOC	Physicians Realty Trust
PLYM	Plymouth Industrial REIT, Inc.
SBRA	Sabra Health Care REIT, Inc.
SRG	Seritage Growth Properties
SRC	Spirit Realty Capital, Inc.
STAG	STAG Industrial, Inc.
STOR	STORE Capital Corporation
WELL	Welltower Inc.

EXHIBIT C

ELECTION TO INCLUDE IN GROSS INCOME IN YEAR OF TRANSFER OF PROPERTY PURSUANT TO SECTION 83(b) OF THE INTERNAL REVENUE CODE

The undersigned hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, Treasury Regulations Section 1.83-2 promulgated thereunder, and Rev. Proc. 2012-29, 2012-28 IRB, 06/26/2012, to include in gross income as compensation for services the excess (if any) of the fair market value of the property described below over the amount paid for such property.

1.            The name, address and taxpayer identification number of the undersigned are:

Name: [                             ] (the “Taxpayer”)

Address:

Social Security No./Taxpayer Identification No.:      -      -

Taxable Year: Calendar Year 2022

2.            Description of property with respect to which the election is being made: LTIP Units in Four Springs Capital Trust Operating Partnership, L.P. (the “Partnership”).

3.            The date on which the LTIP Units were issued: [        ,        , 2022]

4.            Nature of restrictions to which the LTIP Units are subject:

(a)            the LTIP Units are subject to performance-based vesting over a three-year performance period, as set forth in the Award Agreement. Until a period of one year after the LTIP Units vest , the Taxpayer may not transfer in any manner any portion of the LTIP Units without the consent of the Partnership.

(b)            The Taxpayer’s LTIP Units are subject to forfeiture until they vest in accordance with the provisions in the applicable Award Agreement and Certificate of Designation for the LTIP Units.

5.            The Fair Market Value at time of issue (determined without regard to any restrictions other than restrictions which by their terms will never lapse) of the LTIP Units with respect to which this election is being made was $0.001 per LTIP Unit.

6.            The amount paid by the Taxpayer for the LTIP Units was $0.001 per LTIP Unit.

7.            The amount to include in gross income is $0.001.

The undersigned taxpayer will file this election with the Internal Revenue Service office with which taxpayer files his or her annual income tax return not later than 30 days after the date of transfer of the property. Additionally, the undersigned will include a copy of the election with his or her income tax return for the taxable year in which the property is transferred. The undersigned is the person performing the services in connection with which the property was transferred. A copy of this statement has been furnished to the Partnership and Four Springs Capital Trust.

Dated: ____________________

Name: [ ]